Exhibit 99.1

Tenet CEO Trevor Fetter Departs Company

As Part of Previously Announced Leadership Transition

DALLAS – October 23, 2017 – Tenet Healthcare Corporation (NYSE: THC) (the “Company”) today announced that Trevor Fetter has stepped down from his role as chief executive officer and resigned as a director of the company, effective October 23, 2017. The Board of Directors has appointed Ronald A. Rittenmeyer, executive chairman, to serve as chief executive officer while the company continues its search for a permanent chief executive officer.

Tenet previously announced on August 31, 2017 the planned departure of Mr. Fetter, the commencement of a search for a new chief executive officer, and the appointment of Mr. Rittenmeyer as executive chairman and principal executive officer.

“I want to sincerely thank Trevor for his leadership of the company over the past fourteen years, and particularly for his support in making this transition a success,” said Mr. Rittenmeyer.

“I have confidence in Ron’s leadership and Tenet’s management team, so now is the right time for me to step down as CEO,” said Mr. Fetter. “I am grateful for the hard work and dedication of all of Tenet’s employees in building this great company, and it has been an honor to work alongside them.”

About Tenet Healthcare

Tenet Healthcare Corporation is a diversified healthcare services company with nearly 130,000 employees united around a common mission: to help people live happier, healthier lives. Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the company operates 77 general acute care hospitals, 20 short-stay surgical hospitals and over 460 outpatient centers in the United States, as well as nine facilities in the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

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Investor Contact: Brendan Strong 469-893-6992 investorrelations@tenethealth.com	Media Contact: Lesley Bogdanow 469-893-2640 mediarelations@tenethealth.com

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